Exhibit 99.1

Natera Reports First Quarter 2018 Financial Results

SAN CARLOS, Calif., May 8, 2018 /PRNewswire/ — Natera, Inc. (NASDAQ:  NTRA), a leader in non-invasive genetic testing and the analysis of circulating cell-free DNA, today reported financial results for the first quarter ended March 31, 2018 and provided an update on recent business progress.

Recent Accomplishments & Highlights

•                  Generated total revenues of $62.3 million in the first quarter of 2018 compared to $49.4 million in the first quarter of 2017, an increase of 26%.

•                  Processed 164,355 tests in the first quarter of 2018, compared to approximately 121,300 tests processed in the first quarter of 2017, an increase of approximately 36%.

•                  Processed approximately 114,700 Panorama tests in the first quarter of 2018, compared to approximately 88,800 Panorama tests processed in the first quarter of 2017, an increase of approximately 29%.

•                  Accessioned approximately 41,500 Horizon carrier screening (HCS) tests in the first quarter of 2018 compared to approximately 27,000 Horizon carrier screening tests accessioned in the first quarter of 2017, an increase of approximately 54%.

•                  Launched significant updates to the Horizon carrier screening workflow, designed to drive substantial improvements in cost of goods sold.

•                  Presented successful data in bladder and colon cancers at the American Association for Cancer Research (AACR) meeting.

“We were very pleased to deliver strong volume growth once again in Q1, report excellent results at AACR, and launch our new workflow for Horizon carrier screening,” said Matt Rabinowitz, Natera’s Chief Executive Officer. “With strong growth, new next generation sequencing platforms emerging, and exceptional data in oncology, we are excited to see all the elements of Natera’s strategy coming to fruition.”

First Quarter Ended March 31, 2018 Financial Results

Total revenues were $62.3 million compared to $49.4 million for the first quarter of 2017, an increase of 26%. Effective January 1, 2018, we adopted the new revenue recognition guidance under Accounting Standards Codification Topic 606 (ASC 606) using the full retrospective approach. Additional details of the adoption of this new guidance and the associated revenue recognition policy will be included in our first quarter Form 10-Q. The increase in total revenues was driven primarily by increased volumes of Panorama and HCS tests processed. Revenues for the first quarter of 2018 included $5.5 million recognized from the next-generation sequencing agreement with Qiagen, LLC signed in March 2018. There were 164,355 tests processed in the first quarter of 2018, including approximately 153,900 tests accessioned and 9,700 processed through the Constellation software platform (Constellation units), compared to approximately 121,300 tests processed in the first quarter of 2017, including approximately 115,000 tests accessioned and 6,300 Constellation units, an overall increase of approximately 36%.

In the three months ended March 31, 2018, Natera recognized revenue on 147,100 tests for which results were reported to customers in the period (tests reported), including approximately 137,800 tests accessioned and 9,300 Constellation units, compared to 113,600 tests reported, including approximately 107,500 tests accessioned and 6,100 Constellation units, in the first quarter of 2017, which represents an increase of approximately 30%. Natera recognized revenues on approximately 97,000 Panorama tests accessioned and 7,500 Panorama Constellation units in the three months ended March 31, 2018, compared to approximately 80,000 Panorama tests accessioned and 4,500 Panorama Constellation units in the same period in 2017. Natera recognized revenue on approximately 37,000 HCS tests accessioned in the three months ended March 31, 2018, compared to approximately 24,500 HCS tests accessioned in the same period in 2017.

Gross profit for the three months ended March 31, 2018 was $21.7 million, representing a 35% gross margin, compared to $15.7 million, representing a 32% gross margin in the same period of the prior year.* The improvement in gross margin was primarily due to increased revenues recognized from our Panorama and HCS tests, and continued cost savings resulting from streamlined workflows under Version 3 of Panorama. Gross profit in the first quarter of 2017 was adversely impacted by an acceleration of equipment depreciation expense related to the launch of Version 3 of Panorama.

Total operating expenses, representing research and development expenses and selling, general and administrative expenses, for the first quarter of 2018 were $52.3 million, an increase of approximately 4% compared to $50.2 million in the same period of the prior year. The increase was driven primarily by a non-cash charge resulting from the termination of certain projects in development, expenses associated with clinical trials and the development and preparation for the launch of our new Horizon carrier screening workflow, higher facility and related costs, and an increase in personnel-related expenses.

Loss from operations for the first quarter of 2018 was $30.5 million compared to $34.6 million for the same period of the prior year.

Net loss for the first quarter of 2018 was $32.9 million, or ($0.61) per diluted share, compared to net loss of $33.5 million, or $(0.65) per diluted share, for the same period in 2017. Weighted average shares outstanding were 54.1 million in the first quarter of 2018.

At March 31, 2018, Natera held $119.7 million in cash, cash equivalents, short-term investments and restricted cash, compared to $119.3 million as of December 31, 2017. As of March 31, 2018, Natera had a total outstanding debt balance of $123.2 million, comprised of $50.1 million with accrued interest under its $50.0 million line of credit with UBS at a variable interest rate of 30-day LIBOR plus 110 bps and a net carrying amount of $73.1 million under its $100.0 million debt facility with OrbiMed Advisors, reflecting no change from December 31, 2017. The UBS line of credit is secured by Natera’s investment portfolio, which is designed to yield higher returns than the borrowing rate Natera incurs in order to fund current operations. The debt facility with OrbiMed Advisors is secured by substantially all of Natera’s assets, including its intellectual property, subject to certain customary exclusions.

2018 Financial Outlook

Natera anticipates 2018 total revenue of $250 million to $275 million**; 2018 cost of revenues to be approximately 60% to 65% of revenues; selling, general and administrative costs to be approximately $140 million to $150 million; research and development costs to be approximately $50 million to $55 million, and net cash burn to be approximately $40 million to $60 million***.

* Gross profit is calculated as GAAP total revenues less GAAP cost of revenues. Gross margin is calculated as gross profit divided by GAAP total revenues.

**Our 2018 revenue guidance is based on the new revenue recognition guidance, ASC 606, which was effective for us in the first quarter of 2018.

*** Cash burn is calculated as the sum of GAAP net cash used by operating activities (estimated for 2018 to be between $35 million and $55 million) and GAAP net purchases of property and equipment (estimated for 2018 to be approximately $5 million).

About Natera

Natera is a genetic testing company that develops and commercializes non-invasive methods for analyzing DNA. The mission of the company is to transform the diagnosis and management of genetic disease. Natera operates an ISO 13485-certified and CAP-accredited laboratory certified under the Clinical Laboratory Improvement Amendments (CLIA) in San Carlos, Calif. It offers a host of proprietary genetic testing services to inform physicians who manage pregnant women, researchers in cancer including biopharmaceutical companies, and genetic laboratories through its cloud-based Constellation™ software platform.

Product offerings include Spectrum®, a preimplantation genetic test for embryo selection during in vitro fertilization (IVF); Anora® to understand the genetic causes of a pregnancy loss; Horizon™ to detect risk of inherited mutations such as cystic fibrosis and spinal muscular atrophy; Panorama®, a non-invasive pregnancy test (NIPT) to screen for common chromosomal anomalies in a fetus as early as nine weeks of gestation; Vistara to screen for single-gene disorders that represent total incidence greater than Down syndrome; Evercord™, a cord blood and tissue banking service offered at birth to expectant parents; and Signatera™ (RUO), a personalized cell-free DNA test that can identify minimal residual disease, treatment response, and cancer recurrence to aid researchers in oncology.

Each test described above except Signatera™ (RUO) has been developed and its performance characteristics determined by the CLIA-certified laboratory performing the test. These tests have not been cleared or approved by the U.S. Food and Drug Administration (FDA). Although FDA does not currently clear or approve laboratory-developed tests in the U.S., certification of the laboratory is required under CLIA to ensure the quality and validity of the tests. Signatera™ is for research use only at this time.

Conference Call Information

Event:	Natera’s First Quarter 2018 Results Conference Call
Date:	Tuesday, May 8, 2018
Time:	1:30 p.m. PT (4:30 p.m. ET)
Live Dial-In:	(877) 823-0171, Domestic
(617) 500-6932, International
Conference ID:	8659708
Webcast:	investor.natera.com

A webcast replay will be available at investor.natera.com.

Forward-Looking Statements

This release contains forward-looking statements, including quotations of management, statements under the heading “2018 Financial Outlook,” and statements regarding Natera’s current and new products and services, commercial partners, user experience, clinical trials, future financial outlook and financial performance, opportunities and strategies, and general business conditions. Any forward-looking statements contained in this release are based upon Natera’s current plans, estimates, and expectations, as of the date of this release, and are not a representation that such plans, estimates, or expectations will be achieved. Subsequent events may cause these expectations to change, and Natera disclaims any obligation to update the forward-looking statements in the future.

These forward-looking statements are subject to known and unknown risks and uncertainties that may cause actual results to differ materially, including: we face numerous uncertainties and challenges in achieving the financial guidance provided; we derive most of our revenues from Panorama, and if our efforts to further increase the use and adoption of Panorama or to develop and commercialize new products and services in the future do not succeed, our business will be harmed; we have incurred losses since our inception and we anticipate that we will continue to incur losses for the foreseeable future; uncertainty in the development and commercialization of our enhanced or new tests or services, for example if the results of our clinical studies do not support the use of our tests, could materially adversely affect our business, financial condition and results of operations; our quarterly results may fluctuate significantly; we may be unable to compete successfully with either existing or future products or services; our cloud-based distribution model may be difficult to implement, and we may not be able to commercialize this model if we do not comply with ongoing regulatory requirements; we may be subject to increased compliance risks as a result of our rapid growth, including our dependence on our direct sales force; we rely on a limited number of suppliers or, in some cases, single suppliers, for some of our laboratory instruments and materials and may not be able to find replacements or immediately transition to alternative suppliers; we may be unable to expand third-party payer coverage and reimbursement for Panorama and our other tests, or we may be required to refund reimbursements already received; and third-party payers may withdraw coverage or provide lower levels of reimbursements due to changing policies, billing complexities or other factors.

Additional risks and uncertainties that could affect Natera’s financial results are included under the captions, “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Natera’s most recent filings on Forms 10-K and 10-Q and in other filings Natera makes with the SEC from time to time. These documents are available on Natera’s website at www.natera.com under the Investor Relations section and on the SEC’s website at www.sec.gov.

Contacts

Natera, Inc.

Investor Relations
Mike Brophy, CFO, Natera, Inc., 650-249-9090

Media
Barbara Sullivan, Sullivan & Associates, 714-374-6174, bsullivan@sullivanpr.com

Natera, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	March 31,	December 31,
	2018	2017
	(Unaudited)	(As Revised) (1)
Assets
Current assets:
Cash and cash equivalents	$33,674	$12,620
Restricted cash, current portion	5,674	59
Short-term investments	80,023	106,247
Accounts receivable, net of allowance of $1,881 in 2018 and $2,000 in 2017	50,326	44,089
Inventory	11,911	8,998
Prepaid expenses and other current assets	5,915	8,612
Total current assets	187,523	180,625
Property and equipment, net	26,878	29,667
Restricted cash, long-term portion	342	342
Other assets	3,912	3,979
Total assets	$218,655	$214,613
Liabilities and Stockholders’ Equity (Deficit)
Current liabilities:
Accounts payable	$8,608	$8,529
Accrued compensation	9,933	9,599
Other accrued liabilities	31,523	33,257
Deferred revenue, current portion	1,443	1,420
Short-term debt financing	50,125	50,112
Warrants	2,751	2,644
Total current liabilities	104,383	105,561
Long-term debt financing	73,138	73,065
Deferred rent, net of current portion	9,548	9,241
Deferred revenue, long-term	35,462	—
Other long-term liabilities	—	1,329
Total liabilities	222,531	189,196
Stockholders’ equity:
Common stock (2)	6	6
Additional paid in capital	476,270	472,552
Accumulated deficit	(479,248)	(446,375)
Accumulated other comprehensive loss	(904)	(766)
Total stockholders’ (deficit) equity	(3,876)	25,417
Total liabilities and stockholders’ equity (deficit)	$218,655	$214,613

(1)         Natera adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-09 effective January 1, 2018 with full retrospective application to January 1, 2016. Results for periods prior to January 1, 2018 have been revised accordingly.

(2)         As of March 31, 2018, there were approximately 54,251,000 shares of common stock issued and outstanding.

Natera, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(Unaudited)

(In thousands, except per share data)

	Three months ended
	March 31,
	2018	2017
		(As Revised) (1)
Revenues
Product revenues	$54,269	$48,394
Licensing and other revenues	8,071	988
Total revenues	62,340	49,382
Cost and expenses
Cost of product revenues	39,055	33,088
Cost of licensing and other revenues	1,537	612
Research and development	14,340	12,650
Selling, general and administrative	37,925	37,582
Total cost and expenses	92,857	83,932
Loss from operations	(30,517)	(34,550)
Interest expense	(2,389)	(183)
Interest and other income	137	1,300
Loss before income taxes	(32,769)	(33,433)
Income tax expense	(104)	(47)
Net loss	$(32,873)	$(33,480)
Unrealized (loss) gain on available-for-sale securities, net of tax	(138)	200
Comprehensive loss	$(33,011)	$(33,280)

Net loss per share:
Basic	$(0.61)	$(0.63)
Diluted	$(0.61)	$(0.65)
Weighted-average number of shares used in computing basic and diluted net loss per share:
Basic	54,132	52,758
Diluted	54,132	53,043

(1)         Natera adopted Financial Accounting Standards Board Accounting Standards Update No. 2014-09 effective January 1, 2018 with full retrospective application to January 1, 2016. Results for periods prior to January 1, 2018 have been revised accordingly.